Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-228090 on Form S-3 and Registration Statement Nos. 333-217944, 333-236801, 333-235748, and 333-251820 on Form S-8 of our report dated February 26, 2021, relating to the consolidated financial statements of Ingersoll Rand Inc., and the effectiveness of Ingersoll Rand Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K of Ingersoll Rand Inc., for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
February 26, 2021